EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        MEDICAL TECHNOLOGY VENTURES, INC.
                             A DELAWARE CORPORATION

         Medical Technology Ventures, Inc., a Delaware close corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Medical Technology Ventures, Inc., a Delaware close corporation. Medical Technology Ventures, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1984.

         2. Pursuant to Section 346 of the General Corporation Law of the State of Delaware, the Corporation voluntarily terminates its status as a close corporation and ceases to be subject to such Section 346. This termination has been approved by a vote of the holders of record of at least two- thirds of the shares of each class of stock of the Corporation which are outstanding.

         3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         4. The corporation shall no longer be a Delaware close corporation. From this day forward, the corporation shall be treated as a Delaware general corporation.

         5. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in it entirety as follows:


                          CERTIFICATE OF INCORPORATION
                                       OF
                        MEDICAL TECHNOLOGY VENTURES, INC.


         1. The name of the Corporation is MEDICAL TECHNOLOGY VENTURES, INC., a Delaware corporation.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

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         3. The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, with a par value of $.001.

         4. The Corporation is to have perpetual existence.

         5. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

         6. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Edward G. Greger, Chief Executive Officer of the Corporation, this 21st day of August, 2000.

                                      MEDICAL TECHNOLOGY VENTURES, INC.



                                      By:   /S/ EDWARD G. GREGER
                                            ---------------------------------
                                            EDWARD G. GREGER, Chief Executive
                                               Officer

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